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                                                                    EXHIBIT 99.1

[CITIZENS BANKING COPRPORATION LOGO]





FOR IMMEDIATE RELEASE           CONTACT:  Charles D. Christy
                                          Chief Financial Officer
                                          (810) 237-4200
                                          Charlie.Christy@cbcf-net.com
                                CONTACT:  Kathleen Miller
                                          Investor Relations
                                          (810) 257-2486
                                          Kathleen.Miller@cbcf-net.com
                                TRADED:   NASDAQ
                                SYMBOL:   CBCF
OCTOBER 21, 2004

                          CITIZENS BANKING CORPORATION
                      ANNOUNCES THIRD QUARTER 2004 RESULTS

FLINT, MICHIGAN --- Citizens Banking Corporation announced net income of
$19,646,000 for the three months ended September 30, 2004, compared with net income of $19,605,000 in the same quarter of 2003 and net income of $18,722,000 in the second quarter of 2004. Diluted net income per share was $0.45, compared to $0.45 per diluted share for the same quarter of last year and $0.43 per diluted share for the second quarter of 2004. Annualized returns on average assets and average equity during the third quarter were 1.02% and 12.27%, respectively, compared with 1.00% and 12.55% in the third quarter of 2003. For the nine months ended September 30, 2004, net income was $55,811,000 or $1.28 per diluted share compared with net income of $47,877,000 or $1.10 per diluted share for the same period of 2003, an increase of 16.6% in net income and 16.4% in diluted net income per share.

"We are pleased with the solid results particularly in view of the many initiatives and transactions completed during the quarter," stated William R.
Hartman, chairman, president and CEO. "Despite the sale of our Illinois Bank, prepayment of some high cost FHLB debt, replacement of our broker/dealer, and reorganization of our proprietary Golden Oak Funds, Citizens showed continued improvement in credit quality and reduced noninterest expense resulting in a quarter which was consistent with our expectations."

KEY HIGHLIGHTS IN THE QUARTER:
- Nonperforming assets are now at their lowest levels in more than three years as they decreased $5.8 million or 10.0% to $52.4 million at September
     30, 2004 compared with the second quarter of 2004 and decreased $38.8 million or 42.6% compared with the third quarter of 2003. The allowance for loan losses as a percent of nonperforming loans is now at 290% as compared to 255% in the second quarter of 2004 and 147% in the third quarter of 2003.
-    The third quarter 2004 provision for loan losses of $5.0 million increased
     $0.5 million compared with the second quarter of 2004 and declined from $10.3 million or 51% as compared to the third quarter of 2003. Net charge-offs were $5.0 million in the third quarter of 2004 compared with $4.4 million in the second quarter of 2004 and $10.3 million in the third quarter of 2003.
-    Citizens successfully completed the sale of its Illinois bank subsidiary
     (the "Illinois Bank") on August 5, 2004 resulting in a gain of $11.7 million. The sale of Citizens' stock investment created a tax benefit which results in an effective tax rate of 3.8% for the quarter and 19.2% year-to-date in 2004.
- The gain on the sale of the Illinois Bank as well as the tax benefit allowed Citizens to retire $235 million of high cost Federal Home Loan Bank
     ("FHLB") debt as a means of reducing funding costs and improving interest rate sensitivity which resulted in a prepayment penalty of $18 million.
     This retirement and subsequent replacement of the debt with fixed rate debt resulted in a 150 basis point funding cost improvement.
- As for the third quarter of 2004, average direct consumer loans comprised of direct installment, home equity, and bankcard loans, increased $187.3 million or 20% from the third quarter of 2003. The home equity loan portfolio average balance increased $220.5 million or 33.9% during the same period while direct installment and bankcard loans decreased. The average bureau score on the home equity volume

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     during the third quarter of 2004 was 740 which illustrates the level of high quality loans being added to the existing portfolio.
-    Core deposit balances increased a net $38.6 million in the third quarter as compared to the second quarter of 2004 even after the sale of the Illinois
     Bank which had $102.8 million of core deposits as of August 5, 2004. This represents the fourth consecutive quarter of core deposit growth which has been driven by increases in noninterest bearing deposits and in a new market rate savings product introduced in the fourth quarter of 2003.
-    Commercial checking balances grew by $17.2 million as a result of a successful campaign promoting the new business checking product suite.
-    Early in the third quarter, Citizens replaced its broker/dealer services vendor with Independent Financial Marketing Group, Inc. ("IFMG"). The
     change to IFMG was made in an effort to provide enhanced marketing support, advanced technology, and improved processing capabilities.
-    On September 29, 2004, Citizens completed the merger of its seven proprietary Golden Oak Funds, into two leading fund groups: Goldman Sachs
     Asset Management and Federated Mutual Fund Services. The assets of the
     Golden Oak Funds have been exchanged for shares of the acquiring funds.

SALE OF ILLINOIS BANK
On August 5, 2004, Citizens completed the sale of its subsidiary bank, Citizens
Bank-Illinois, N.A., to Metropolitan Bank Group, Inc., of Chicago, Illinois in a cash transaction valued at $26.25 million. The Illinois Bank had three locations with $173.2 million of assets, $78.5 million of loans and $155.3 million of deposits as of August 5, 2004. Citizens realized a gain of $11.7 million on the transaction. The sale of the Illinois Bank generated a tax loss because
Citizens' tax basis in the stock of the Illinois Bank was greater than the Illinois Bank's sale price.

PREPAYMENT OF FHLB ADVANCES AND ISSUANCE OF NEW FHLB DEBT
Citizens prepaid $235 million of high cost Federal Home Loan Bank advances during the third quarter of 2004. The after-tax effect of the prepayment penalties on the debt largely offset the gain on the sale of the Illinois Bank, resulting in a relatively neutral effect on earnings per share for the third quarter. Additionally, during the third quarter of 2004, Citizens issued $275 million of new FHLB fixed rate advances at approximately 150 basis points less than the retired debt. The improved structure and lower cost is expected to improve Citizens' net interest margin and interest rate sensitivity and to offset the negative impact on future results of operations from the sale of the Illinois Bank. The tax loss from the Illinois Bank sale along with lower pre-tax earnings resulting from the prepayment penalties of FHLB advances contributed to reduced income tax expense for the third quarter.

BALANCE SHEET
Citizens' total assets at September 30, 2004 were $7.659 billion, a decrease of $51.6 million or 0.7% compared with December 31, 2003 and a decrease of $88.5 million or 1.1% from June 30, 2004. Total assets decreased due to the sale of the Illinois Bank ($173.2 million at the date of sale) and declines in both the investment portfolio and mortgage loans held for sale, partially offset by growth in total portfolio loans. Portfolio loans increased $53.7 million or 1.0%
compared with year end 2003 and $9.3 million or 0.2% compared with June 30, 2004 as consumer loans and mortgage loans increased while commercial loans declined.

Consumer loans, excluding mortgage loans, increased $207.1 million or 11.7% at September 30, 2004 compared with December 31, 2003 due to a well executed sales process and a number of successful sales campaigns. Since December 31, 2003, home equity loans increased $132.4 million or 17.7% while indirect loans increased $93.8 million or 12.6% due to growth in the recreational vehicle and marine segments from a continued emphasis on service and maintaining strong relationships with existing dealers. The home equity and indirect lending growth has been partially offset by declines in direct installment and bankcard loans of $12.0 million and $7.0 million, respectively, since December 31, 2003.

Since year end 2003, portfolio mortgage loans have increased $4.2 million or 0.8% to $498.8 million. The small increase in the mortgage portfolio occurred due to slower repayment and refinance activity coupled with Citizens' strategy to sell most new mortgage loan production into the secondary market. Closed mortgage loan volume declined to $125 million in the third quarter of 2004 compared with $444 million in the third quarter of 2003. New mortgage loan production was spurred during the second and third quarters of 2003 by a strong refinance market as a result of the low interest rate environment.

Commercial loans decreased $157.6 million or 5.3% at September 30, 2004 compared with December 31, 2003, due to lower demand for commercial credit, high repayment activity, the sale of the Illinois Bank (which equated to $52.9 million at the date of sale), and continued reduction of exposure on credits not

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meeting Citizens' risk parameters. Excluding the reduction as a result of the sale of the Illinois Bank, commercial loans declined by $5.1 million in the third quarter of 2004 from the second quarter of 2004. This is the second consecutive quarter that the continued strong growth in Michigan's Oakland
County market nearly offset the decline in all of Citizens' other markets and represents the lowest overall quarterly reduction since September 2002.

Total deposits decreased $174.9 million or 3.2% to $5.267 billion at September
30, 2004 compared with $5.442 billion at December 31, 2003. The decline in deposits occurred largely within time deposits, reflecting Citizens' less aggressive pricing posture during the low interest rate environment. Time deposits declined $354.4 million to $1.606 billion at September 30, 2004 compared with $1.960 billion at December 31, 2003. Total deposits at the Illinois Bank as of August 5, 2004 were $155.3 million.

Core deposits, which exclude time deposits, totaled $3.662 billion at September
30, 2004, an increase of $179.5 million or 5.2% compared with December 31, 2003 and an increase of $38.6 million or 1.1% compared with June 30, 2004. The increase in core deposits occurred largely as a result of the growth in a new market rate savings product, which has increased $435.9 million since December
31, 2003 and $156.3 million from June 30, 2004. Additionally, noninterest bearing deposits have increased $51.4 million since December 31, 2003 and $13.9 million since June 30, 2004. Offsetting these increases were declines in interest-bearing checking deposits and savings account deposits. Total core deposits at the Illinois Bank as of August 5, 2004 were $102.8 million.

CREDIT QUALITY
Nonperforming assets totaled $52.4 million at September 30, 2004, a decrease of $5.8 million or 10.0% compared with June 30, 2004 and a decrease of $38.8 million or 42.6% compared with September 30, 2003 levels. Nonperforming assets represent 0.99% of total loans plus other repossessed assets acquired at September 30, 2004 compared with 1.10% at June 30, 2004 and 1.74% at September
30, 2003. Loans added to the commercial nonperforming loan category increased to $22.3 million for the quarter compared with $17.3 million in the second quarter of 2004 while loans removed from that category totaled $29.4 million for the third quarter compared with $23.2 million in the second quarter of 2004.

The allowance for loan losses totaled $122.2 million or 2.31% of loans at September 30, 2004, consistent with both the June 30, 2004 level of $123.8 million or 2.34% of loans and the December 31, 2003 level of $123.5 million or 2.36% of loans. Net charge-offs increased to $5.0 million in the third quarter of 2004 compared with $4.4 million in the prior quarter and decreased from $10.3 million in the third quarter of 2003. The increase in net charge-offs compared with the second quarter of 2004 was due to an abnormally low net charge-off level for consumer loans during the second quarter of 2004. The decrease from the third quarter of the prior year was due to lower net charge-offs in the commercial loan portfolio.

The provision for loan losses increased to $5.0 million in the third quarter of 2004 compared with $4.5 million in the second quarter but decreased from $10.3 million taken in the third quarter of 2003. The changes in the provision for loan losses reflect the changes in the level of net charge-offs as Citizens continues to match loan loss provision to net charge-offs.

Citizens anticipates both net charge-offs and provision expense to be approximately the same level in the fourth quarter of 2004 as in the third quarter.

NET INTEREST MARGIN AND NET INTEREST INCOME
Net interest margin increased to 4.02% in the third quarter of 2004 compared with 3.98% in the prior quarter and 4.03% in the third quarter of 2003. The increase in net interest margin compared with the second quarter of 2004 was due partially to the prepayment of $235 million of high rate FHLB debt and to a lesser extent a benefit from funding costs increasing more slowly than asset yields following the Federal Reserve increases in short term market interest rates. The small decrease in net interest margin compared with the third quarter of 2003 resulted from declines in yields on the loan portfolio, reflecting the normal margin compression in a flat rate environment, substantially offset by lower funding costs and a higher yield in the investment portfolio. For the nine months ended September 30, 2004, net interest margin declined to 4.00% compared with 4.17% for the same period of 2003.

Net interest income was $69.3 million in the third quarter of 2004 compared with $69.2 million in the prior quarter and $71.2 million in third quarter of 2003.
The increase compared with the prior quarter was driven by a higher net interest margin largely offset by the decline in earning assets resulting from the sale of the Illinois Bank. At August 5, 2004, the earning assets for the Illinois
Bank were $169.4 million. The decrease in net interest income compared with the third quarter of 2003 resulted from the aforementioned

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decline in the net interest margin, sale of the Illinois Bank, and lower average earning assets. For the nine months ended September 30, 2004, net interest income declined $8.7 million to $206.8 million compared with the same period of the prior year due to the decline in net interest margin percentage.

In the fourth quarter Citizens anticipates its net interest margin to be slightly higher while its net interest income will be comparable to or slightly lower than the third quarter levels. Earning assets and net interest income in the fourth quarter will fully reflect the August sale of the Illinois Bank. The
Illinois Bank contributed $60 million to Citizens' third quarter of 2004 average earning assets.


NONINTEREST INCOME
Noninterest income for the third quarter of 2004 increased $10.0 million to $35.1 million compared with the third quarter of 2003, and increased $7.2 million to $80.4 million during the first nine months of 2004 compared with the first nine months of 2003. The increases occurred as a result of an $11.7 million gain on the sale of the Illinois Bank, partially offset by a decline in mortgage fees. A significant decline in mortgage and other loan income in the first nine months of 2004 compared to the first nine months of 2003 was partially offset by higher deposit service charges.

Deposit service charges for the third quarter of 2004 increased $1.5 million or 19.4% to $9.2 million compared with the third quarter of 2003. For the nine month period ended September 30, 2004, deposit service charges increased $4.5 million or 20.4% to $26.3 million compared with the same period in 2003.
Initiatives implemented over the last six quarters have improved the revenue generated from deposit service charges through improved waiver management and slight increases in certain fees.

Trust fees decreased $0.1 million or 3.3% to $4.2 million in the third quarter of 2004 compared with the third quarter of 2003 due to the previously mentioned merger of the Golden Oak Funds and a reduction of a large relationship. Trust fees increased $0.1 million or 1.1% to $13.1 million in the first nine months of 2004 compared with the same period in 2003. The year-to-date increase in trust fees was due to stronger financial markets and Citizens' sales and sales management processes implemented in the first quarter of 2004. These new processes are focused on relationship management and new business development strategies. Total trust assets under administration decreased $6.2 million to $2.6 billion at September 30, 2004 compared to September 30, 2003.

Mortgage and other loan income declined $3.7 million or 67.6% to $1.8 million in the third quarter of 2004 compared with the third quarter of 2003 as a result of a significant decline in mortgage loan sales due to lower new originations and refinancing activity. For the nine months ended September 30, 2004, mortgage and other loan income declined $8.9 million or 55.8% to $7.1 million compared with the same period in 2003. The decline in revenue is reflective of the decrease in mortgage origination volume in the three and nine months ended September 30, 2004 compared with the same periods of the prior year. Loans originated for sale declined $821 million to $252 million in the nine month period ended September
30, 2004 compared with the same period of the prior year.

Brokerage and investment fees decreased $0.6 million or 26.3% to $1.7 million in the third quarter of 2004 compared with the third quarter of 2003 due to a shorter brokerage sales campaign cycle and the previously mentioned IFMG conversion. Brokerage and investment fees increased $0.1 million or 2.3% to $6.2 million in the first nine months of 2004 compared with the same period in 2003.
During the second quarter brokerage sales campaign, the Consumer and Wealth
Management lines of business collaborated to generate $34 million in brokerage and investment sales and $1.4 million in fee income. These fees are down from the second quarter of 2004 by $0.9 million or 35.2% since a shorter brokerage sales campaign was conducted during the third quarter.

Other noninterest income increased $0.7 million for the quarter and $1.1 million for the nine months ended September 30, 2004 compared to the same periods of 2003. In the third quarter of 2004, Citizens' parent company received a distribution of $0.8 million related to venture capital investments made beginning in 1998, in a limited partnership pursuing early stage investment opportunities in technology driven businesses located in the Midwest region of the United States. Additionally, profit on the sales of closed bank premises was $0.3 million and $1.3 million for three and nine month periods, respectively.
Offsetting these gains was a reduction of title insurance fee income of $0.4 million and $1.0 million for the three and nine month periods, respectively.
Title insurance fee income is down as a result of lower mortgage originations.



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The third quarter of 2004 included securities gains of $0.5 million reflecting the actual trading of some securities designated for sale during the second quarter of 2004 that generated a $2.1 million loss during that quarter.

Excluding the gain of the sale of the Illinois Bank, Citizens anticipates total noninterest income in the fourth quarter to be slightly higher than the third quarter level based on current business trends.

NONINTEREST EXPENSE
Noninterest expense increased $19.4 million or 32.5% to $79.0 million in the third quarter of 2004 compared with $59.6 million in the third quarter of 2003 and increased $16.9 million or 27.1% compared with $62.1 million in the second quarter of 2004. These increases were primarily due to an $18.0 million prepayment penalty on high cost Federal Home Loan Bank ("FHLB") debt and higher compensation, occupancy, advertising, telephone and other costs resulting from the Oakland County initiative launched during the fourth quarter of 2003. The increase in noninterest expense from the prior quarter was due to the aforementioned prepayment penalty on high cost FHLB debt partially offset by declines in most other categories of noninterest expense. For the nine month period ended September 30, 2004, noninterest expense increased $29.1 million or 16.9% to $201.7 million compared with the same period in 2003 reflecting the same increases due to the prepayment penalty on the FHLB debt and the impact of the Oakland County initiatives. Nearly all categories of noninterest expense increased with the exception of equipment, professional services and postage and delivery.

Salaries and employee benefits increased $1.6 million and $5.2 million for the three and nine month periods ended September 30, 2004, respectively, compared with the same periods of the prior year. Salary and benefits expense increased in Oakland County by $1.2 million and $3.9 million in the three and nine month periods, respectively, due to the previously announced Oakland County expansion initiative. Employee benefits increased in both the three and nine month periods due to higher pension, medical and other employee benefits expenses. Normal salary merit increases were offset by a reduction in staffing levels. Citizens had 2,260 full time equivalent employees at September 30, 2004, down from 2,325 at June 30, 2004 and 2,353 at September 30, 2003.

Occupancy costs increased $0.5 million and $1.8 million for the three and nine month periods ended September 30, 2004, respectively, compared with the same periods of the prior year. Building rent increased $0.3 million and $0.5 million for the three and nine month periods, respectively, due to the opening of new branches and two regional hubs in Oakland County. Other occupancy costs increased $0.1 million and $1.0 million in the three and nine month periods, respectively, largely due to higher maintenance, insurance, energy and real estate tax expenses.

Advertising and public relations expense increased $0.7 million and $2.2 million for the three and nine month periods ended September 30, 2004, respectively, compared with the same periods of the prior year. Advertising to support
Citizens' Oakland County initiative accounted for $1.3 million and deposit-focused promotions and the new brand introduction accounted for $0.9 million of the nine month period increase.

Other loan fee expense decreased $1.0 million and $0.5 million for the three and nine month periods ended September 30, 2004, respectively, compared with the same periods of the prior year. Loan fee expenses decreased due to a lower provision for losses on unfunded loan commitments and lower mortgage loan expenses due to the lower mortgage loan origination volume.

Data processing services were unchanged at $3.2 million for the three month period and increased $0.7 million for the nine month period ended September 30, 2004 compared with the same periods of the prior year. The increase in the nine month period is due to higher processing costs related to the fourth quarter
2003 implementation of the new trust and investment accounting systems and operations with SEI Investments, and retirement services recordkeeping systems and operations with EPIC Advisors, Inc. These increases were largely offset in the three month period and were partially offset in the nine month period by lower processing costs on Citizens' core loan and deposit systems.

Professional services expense decreased $0.8 million and $0.3 million for the three and nine month periods ended September 30, 2004, respectively, compared with the same periods of the prior year due to lower executive recruiting and relocation costs and a decline in costs associated with banking industry consultants, partially offset by higher costs related to new internal control evaluation procedures to comply with Section 404 of the Sarbanes-Oxley Act.
Equipment expense decreased $0.6 million and $1.3 million, and telephone expense increased $0.4 million and $1.0 million for the three and nine month periods ended

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September 30, 2004, respectively, due to the reclassification of data transmission costs from equipment expense to telephone expense in connection with a new services contract.

Other noninterest expense increased $0.8 million and $2.4 million for the three and nine month periods ended September 30, 2004, respectively, compared with the same periods of the prior year. Contributing to the increases for the three and nine month periods ended September 30, 2004, were higher expenses in the current year periods specifically from reconciliation items, including certain tax related items, identified during the current quarter, training and travel expenses and lower deferred loan origination costs, partially offset by lower expenses for other real estate. Service fees are lower both in the quarter and in the nine month period ended September 30, 2004 due to implementation costs associated with Wealth Management's strategic alliances with SEI Investments, EnvestnetPMC, Inc., and EPIC Advisors, Inc. incurred in the third and fourth quarter of 2003.

Excluding the effect of the prepayment penalty on FHLB debt, Citizens anticipates that noninterest expense in the fourth quarter will be less than the third quarter level.

OAKLAND COUNTY
Citizens continued its expansion in Oakland County, Michigan. Two regional hub locations and two new branch facilities are now open with plans for an additional two new branches to open this year. The Oakland County expansion initiative has shown great success since being launched in the fourth quarter of 2003, as evidenced by total loans increasing $196 million or 61.1%, core deposits increasing $49 million or 34.3%, and total full-time equivalent personnel increasing by 50 since the end of the third quarter of 2003. From the second quarter of 2004, total loans increased $56 million to $517 million and core deposits increased $19 million to $192 million as of September 30, 2004.

DIVIDEND ANNOUNCEMENT
The Board of Directors of Citizens Banking Corporation declared a cash dividend of $0.285 per share of common stock. The dividend is payable on November 10, 2004, to shareholders of record on November 1, 2004.

OTHER NEWS
On July 26, 2004, the brokerage and investment areas located at Citizens Bank and F&M Bank made exciting moves that will better position the banks to compete with national brokerage firms and in the local investment arena. The new program will be marketed under the new names of Investment Center At Citizens Bank, and Investment Center At F&M Bank. In addition, Citizens replaced its broker/dealer services vendor with Independent Financial Marketing Group, Inc., who will provide marketing support, advanced technology and improved processing capabilities. "IFMG will provide us with resources that will help us grow our brokerage business," said Terrence J. Andrysiak, senior vice president and head of the brokerage area. IFMG has 20 years experience in bank investment and insurance programs nationwide. According to The Ken Kehrer Report, IFMG has been ranked as the #1 distributor of investment and insurance products through banks for five consecutive years (1999-2003). IFMG also recently received the first place overall ranking of third party marketers to banks in the 2003/2004 ABA
National Survey of Bank Investment Services.

On September 29, 2004, Citizens Bank Wealth Management, N.A. completed its reorganization of the Golden Oak Funds managed by its affiliate CB Capital
Management, Inc. into two leading fund groups: Goldman Sachs Asset Management and Federated Mutual Fund Services. The assets of the Golden Oak funds have been exchanged for shares of the acquiring funds. Golden Oak mutual fund portfolios had approximately $450 million in assets under management. "The merger of these funds went extremely well thanks to a cooperative effort between Citizens and its partners," said James A. Schmelter, executive vice president and head of wealth management. "We believe this merger will be very beneficial to Golden Oak shareholders and at the same time will allow us to focus our efforts on providing clients with exceptional service, comprehensive and unbiased financial advice, and best-in-class financial services."

During the third quarter of 2004, Citizens repurchased a total of 111,000 shares of its stock at an average price of $31.39. The stock repurchase program announced in October 2001 of 3,000,000 shares was completed on August 12, 2004.
Citizens repurchased those shares at an overall average price of $28.56. As of September 30, 2004, 2,924,000 shares remain to be purchased under the new program approved by the Board on October 16, 2003.


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CONFERENCE CALL ANNOUNCEMENT
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, John
D. Schwab, chief credit officer, and Martin E. Grunst, treasurer will review the quarter's results in a conference call for investors and analysts beginning at 10:00 AM EDT ON FRIDAY, OCTOBER 22, 2004.

A live audio web cast is available at http://viavid.net/dce.aspx?sid=00001EE3 To participate in the conference call, please call the number below approximately
10 minutes prior to the scheduled conference time: US/Canada Dial-In Number:
(800) 374-2419 International Dial-In Number: (706) 634-1073 Conference ID:
1036013 Conference Name: "Citizens Banking Corporation Third Quarter Earnings
Call" R.S.V.P. is not required.

A playback of the conference call will be available after 2:00pm EDT through October 29, 2004, by dialing US/Canada Dial-In Number: (800) 642-1687 or
International Dial-In Number: (706) 645-9291 conference ID: 1036013. Also, a playback of the call can be accessed via Citizens' web site, through the Investor Relations section at www.citizensonline.com

CORPORATE PROFILE
Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 180 branch, private banking, and financial center locations throughout Michigan, Wisconsin, and Iowa.

SAFE HARBOR STATEMENT
Discussions in this release that are not statements of historical fact
(including statements that include terms such as "will" "may," "should,"
"believe," "expect," "anticipate," "estimate," "intend," and "plan") are forward-looking statements that involve risks and uncertainties, and Citizens' actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens' loan and lease portfolios and the resulting credit risk-related losses and expenses (including losses due to fraud and economic factors), Citizens' future lending and collections experience and the potential inadequacy of Citizens' loan loss reserves, Citizens' potential inability to continue to obtain third party financing on favorable terms, interest rate fluctuations and the effects on net interest income of changes in Citizens' interest rate risk position, other adverse changes in economic or financial market conditions, the potential inability to hedge certain risks economically, adverse changes in competition and pricing environments, Citizens' potential failure to maintain or improve loan quality levels and origination volume, Citizens' potential inability to continue to attract core deposits, the potential lack of market acceptance of Citizens' products and services, adverse changes in Citizens' relationship with major customers, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent, changes in accounting rules that negatively impact results of operations or capital, unanticipated environmental liabilities or costs, Citizens' potential inability to integrate acquired operations or complete its restructuring, Citizens' potential inability to successfully expand its Oakland county operations, the effects of terrorist attacks and potential attacks, and Citizens' success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in its filings with the Securities and Exchange
Commission. Other factors not currently anticipated by management may also materially and adversely affect Citizens' results of operations. There can be no assurance that the future results will meet expectations. While Citizens believes that its forward-looking statements are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

                                      ####
                          (Financial highlights follow)


               Visit our Web site at http://www.CitizensOnline.com

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CONSOLIDATED BALANCE SHEETS  (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                                        SEPTEMBER 30,       December 31,
(in thousands)                                                                              2004                2003
                                                                                         -----------       -----------
ASSETS
      Cash and due from banks                                                            $   166,936       $   182,545
      Interest-bearing deposits with banks                                                     1,933             2,223
      Securities available-for-sale:
          Taxable                                                                          1,460,345         1,536,145
          Tax-exempt                                                                         402,329           429,056
                                                                                         -----------       -----------
           Total securities available-for-sale                                             1,862,674         1,965,201
      Securities held-to-maturity (fair value of $49,646 and $19,913, respectively)           48,878            19,857
      Mortgage loans held for sale                                                            19,718            44,677
      Loans                                                                                5,299,428         5,245,702
        Less: Allowance for loan losses                                                     (122,184)         (123,545)
                                                                                         -----------       -----------
      Net loans                                                                            5,177,244         5,122,157
      Premises and equipment                                                                 117,743           112,784
      Goodwill                                                                                54,527            54,785
      Other intangible assets                                                                 14,758            16,932
      Bank owned life insurance                                                               82,022            80,461
      Other assets                                                                           113,017           109,448
                                                                                         -----------       -----------
        TOTAL ASSETS                                                                     $ 7,659,450       $ 7,711,070
                                                                                         ===========       ===========
LIABILITIES
      Noninterest-bearing deposits                                                       $   933,864       $   882,429
      Interest-bearing deposits                                                            4,333,475         4,559,838
                                                                                         -----------       -----------
        Total deposits                                                                     5,267,339         5,442,267
      Federal funds purchased and securities sold
      under agreements to repurchase                                                         707,219           588,593
      Other short-term borrowings                                                             44,266            43,077
      Other liabilities                                                                       64,588            65,112
      Long-term debt                                                                         926,318           936,859
                                                                                         -----------       -----------
        Total liabilities                                                                  7,009,730         7,075,908
SHAREHOLDERS' EQUITY
      Preferred stock - no par value
      Common  stock - no par value                                                            97,882           100,314
      Retained earnings                                                                      530,896           512,045
      Accumulated other comprehensive income                                                  20,942            22,803
                                                                                         -----------       -----------
        Total shareholders' equity                                                           649,720           635,162
                                                                                         -----------       -----------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                       $ 7,659,450       $ 7,711,070
                                                                                         ===========       ===========



CONSOLIDATED STATEMENTS OF INCOME  (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES                      Three Months Ended                    Nine Months Ended
                                                                      September 30,                        September 30,
(in thousands, except per share amounts)                        2004               2003               2004               2003
                                                             ---------          ---------          ---------           ---------
INTEREST INCOME
  Interest and fees on loans                                 $  75,470          $  80,371          $ 223,249           $ 247,394
  Interest and dividends on investment securities:
    Taxable                                                     15,312             14,254             46,775              45,795
    Tax-exempt                                                   5,243              5,059             15,766              15,288
  Money market investments                                           4                  3                  8                 102
                                                             ---------          ---------          ---------           ---------
     Total interest income                                      96,029             99,687            285,798             308,579
                                                             ---------          ---------          ---------           ---------
INTEREST EXPENSE
  Deposits                                                      15,634             18,851             47,977              66,410
  Short-term borrowings                                          2,701              1,463              5,771               3,497
  Long-term debt                                                 8,393              8,219             25,203              23,092
                                                             ---------          ---------          ---------           ---------
     Total interest expense                                     26,728             28,533             78,951              92,999
                                                             ---------          ---------          ---------           ---------
NET INTEREST INCOME                                             69,301             71,154            206,847             215,580
Provision for loan losses                                        4,985             10,300             16,485              54,942
                                                             ---------          ---------          ---------           ---------
     Net interest income after provision for loan losses        64,316             60,854            190,362             160,638
                                                             ---------          ---------          ---------           ---------
NONINTEREST INCOME
  Service charges on deposit accounts                            9,196              7,703             26,307              21,842
  Trust fees                                                     4,222              4,368             13,060              12,912
  Mortgage and other loan income                                 1,750              5,404              7,053              15,967
  Brokerage and investment fees                                  1,719              2,333              6,152               6,015
  Bankcard fees                                                    853                761              2,547               2,310
  Gain on sale of Illinois bank subsidiary                      11,650                 --             11,650                  --
  Other                                                          5,158              4,443             15,147              14,041
                                                             ---------          ---------          ---------           ---------
    Total fees and other income                                 34,548             25,012             81,916              73,087
  Investment securities gains (losses)                             534                 42             (1,519)                101
                                                             ---------          ---------          ---------           ---------
      Total noninterest income                                  35,082             25,054             80,397              73,188
NONINTEREST EXPENSE
 Salaries and employee benefits                                 32,649             31,036             97,773              92,548
 Occupancy                                                       4,859              4,328             15,123              13,337
 Professional services                                           4,131              4,946             12,340              12,613
 Equipment                                                       3,486              4,060             10,796              12,098
 Data processing services                                        3,192              3,225             10,278               9,599
 Advertising and public relations                                2,090              1,395              6,273               4,067
 Postage and delivery                                            1,516              1,739              4,934               5,100
 Telephone                                                       1,543              1,169              4,528               3,479
 Other loan fees                                                   384              1,360              3,144               3,647
 Stationery and supplies                                           947                911              2,705               2,679
 Prepayment penalty on FHLB advances                            17,959                 --             17,959                  --
 Other                                                           6,217              5,431             15,797              13,375
                                                             ---------          ---------          ---------           ---------
     Total noninterest expense                                  78,973             59,600            201,650             172,542
                                                             ---------          ---------          ---------           ---------
INCOME BEFORE INCOME TAXES                                      20,425             26,308             69,109              61,284
Income tax provision                                               779              6,703             13,298              13,407
                                                             ---------          ---------          ---------           ---------
NET INCOME                                                   $  19,646          $  19,605          $  55,811           $  47,877
                                                             =========          =========          =========           =========
NET INCOME PER SHARE:
 Basic                                                            0.46               0.45               1.29                1.10
 Diluted                                                          0.45               0.45               1.28                1.10
AVERAGE SHARES OUTSTANDING:
 Basic                                                          43,224             43,227             43,277              43,326
 Diluted                                                        43,677             43,501             43,763              43,574





SELECTED QUARTERLY INFORMATION
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                       3RD QTR 2004     2ND QTR 2004      1ST QTR 2004
                                                                       ------------     ------------      ------------
SUMMARY OF OPERATIONS (THOUSANDS)
Interest income                                                         $  96,029        $  95,375         $  94,394
Interest expense                                                           26,728           26,157            26,066
Net interest income                                                        69,301           69,218            68,328
Provision for loan losses                                                   4,985            4,500             7,000
Net interest income after provision for loan losses                        64,316           64,718            61,328
Total fees and other income                                                34,548           24,856            22,512
Investment securities gains (losses)                                          534           (2,053)               --
Noninterest expense                                                        78,973           62,143            60,534
Income tax provision                                                          779            6,656             5,863
Net income                                                                 19,646           18,722            17,443


AT PERIOD END (MILLIONS)
Total assets                                                            $   7,659        $   7,748         $   7,692
Total earning assets                                                        7,233            7,305             7,279
Total loans                                                                 5,299            5,290             5,200
Total deposits                                                              5,267            5,361             5,461
Total shareholders' equity                                                    650              628               654


AVERAGE BALANCES (MILLIONS)
Total assets                                                            $   7,669        $   7,769         $   7,640
Total earning assets                                                        7,235            7,338             7,228
Total loans                                                                 5,262            5,269             5,197
Total deposits                                                              5,336            5,435             5,474
Total shareholders' equity                                                    637              628               644
Shareholders' equity / assets                                                8.31%            8.08%             8.43%


CREDIT QUALITY STATISTICS (THOUSANDS)
Nonaccrual loans                                                        $  41,706        $  48,191         $  54,565
Loans 90 or more days past due and still accruing                             324              298               201
Restructured loans                                                             52               52                52
                                                                        ---------        ---------         ---------
      Total nonperforming loans                                            42,082           48,541            54,818
Other repossessed assets acquired (ORAA)                                   10,303            9,673             7,592
                                                                        ---------        ---------         ---------
      Total nonperforming assets                                        $  52,385        $  58,214         $  62,410
                                                                        =========        =========         =========

Allowance for loan losses                                               $ 122,184        $ 123,805         $ 123,703
Allowance for loan losses ratio                                              2.31%            2.34%             2.38%
Allowance for loan losses as a percent of nonperforming assets             233.24           212.67            198.21
Allowance for loan losses as a percent of nonperforming loans              290.35           255.05            225.66
Nonperforming assets as a percent of loans plus ORAA                         0.99             1.10              1.20
Nonperforming assets as a percent of total assets                            0.68             0.75              0.81
Net loans charged off as a percent of average loans (annualized)             0.38             0.33              0.53
Net loans charged off (000)                                             $   4,985        $   4,398         $   6,842


PER COMMON SHARE DATA
Net Income (loss):
      Basic                                                             $    0.46        $    0.43         $    0.40
      Diluted                                                                0.45             0.43              0.40
Dividends                                                                   0.285            0.285             0.285
Market Value:
      High                                                              $   33.36        $   33.99         $   34.00
      Low                                                                   29.42            28.31             31.55
      Close                                                                 32.57            31.05             32.63
Book value                                                                  15.03            14.51             15.09
Shares outstanding, end of period (000)                                    43,234           43,263            43,343


PERFORMANCE RATIOS (ANNUALIZED)
Net interest margin (FTE) (1)                                                4.02%            3.98%             4.01%
Return on average assets                                                     1.02             0.97              0.92
Return on average shareholders' equity                                      12.27            12.00             10.89
Efficiency ratio (2)(3)                                                     63.86            63.78             64.26





SELECTED QUARTERLY INFORMATION
CITIZENS BANKING CORPORATION AND SUBSIDIARIES


                                                                       4TH QTR 2003     3RD QTR 2003
                                                                       ------------     ------------
SUMMARY OF OPERATIONS (THOUSANDS)
Interest income                                                         $  97,398        $  99,687
Interest expense                                                           26,720           28,533
Net interest income                                                        70,678           71,154
Provision for loan losses                                                   8,020           10,300
Net interest income after provision for loan losses                        62,658           60,854
Total fees and other income                                                21,629           25,012
Investment securities gains (losses)                                            2               42
Noninterest expense                                                        60,446           59,600
Income tax provision                                                        5,769            6,703
Net income                                                                 18,074           19,605


AT PERIOD END (MILLIONS)
Total assets                                                            $   7,711        $   7,787
Total earning assets                                                        7,278            7,356
Total loans                                                                 5,246            5,226
Total deposits                                                              5,442            5,482
Total shareholders' equity                                                    635              634


AVERAGE BALANCES (MILLIONS)
Total assets                                                            $   7,697        $   7,812
Total earning assets                                                        7,279            7,378
Total loans                                                                 5,220            5,183
Total deposits                                                              5,481            5,610
Total shareholders' equity                                                    626              620
Shareholders' equity / assets                                                8.13%            7.94%


CREDIT QUALITY STATISTICS (THOUSANDS)
Nonaccrual loans                                                        $  68,744        $  83,278
Loans 90 or more days past due and still accruing                             345              601
Restructured loans                                                             --               --
                                                                        ---------        ---------
      Total nonperforming loans                                            69,089           83,879
Other repossessed assets acquired (ORAA)                                    7,943            7,350
                                                                        ---------        ---------
      Total nonperforming assets                                        $  77,032        $  91,229
                                                                        =========        =========

Allowance for loan losses                                               $ 123,545        $ 123,265
Allowance for loan losses ratio                                              2.36%            2.36%
Allowance for loan losses as a percent of nonperforming assets             160.38           135.12
Allowance for loan losses as a percent of nonperforming loans              178.82           146.96
Nonperforming assets as a percent of loans plus ORAA                         1.47             1.74
Nonperforming assets as a percent of total assets                            1.00             1.17
Net loans charged off as a percent of average loans (annualized)             0.59             0.80
Net loans charged off (000)                                             $   7,740        $  10,337


PER COMMON SHARE DATA
Net Income (loss):
      Basic                                                             $    0.42        $    0.45
      Diluted                                                                0.41             0.45
Dividends                                                                   0.285            0.285
Market Value:
      High                                                              $   34.26        $   28.01
      Low                                                                   26.41            24.77
      Close                                                                 32.72            26.41
Book value                                                                  14.69            14.67
Shares outstanding, end of period (000)                                    43,242           43,220


PERFORMANCE RATIOS (ANNUALIZED)
Net interest margin (FTE) (1)                                                4.07%            4.03%
Return on average assets                                                     0.93             1.00
Return on average shareholders' equity                                      11.45            12.55
Efficiency ratio (2)(3)                                                     63.16            59.90






(1) Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(2) Efficiency Ratio = Noninterest expense/(Net interest income + Total fees and other income). It measures how efficient a bank spends its revenues. Third quarter 2004 excludes investment securities gains of $534,000, gain on sale of Illinois bank subsidiary of $11,650,000 and prepayment penalty on FHLB advances of $17,959,000. The efficiency ratio would equal 73.67% if the Illinois bank sale and FHLB prepayment penalty were included in the calculation.

(3) Second quarter 2004 excludes investment securities losses of ($2,053,000).




FINANCIAL SUMMARY AND COMPARISON                                   FOR THE NINE MONTHS ENDED
CITIZENS BANKING CORPORATION AND SUBSIDIARIES                            SEPTEMBER 30,
                                                                  2004                  2003             % CHANGE
                                                               ---------              ---------          ---------
SUMMARY OF OPERATIONS (THOUSANDS)
Interest income                                                $ 285,798              $ 308,579               (7.4)%
Interest expense                                                  78,951                 92,999              (15.1)
Net interest income                                              206,847                215,580               (4.1)
Provision for loan losses                                         16,485                 54,942              (70.0)
Net interest income after provision for loan losses              190,362                160,638               18.5
Total fees and other income                                       81,916                 73,087               12.1
Investment securities gains (losses)                              (1,519)                   101                N/M
Noninterest expense                                              201,650                172,542               16.9
Income tax provision                                              13,298                 13,407               (0.8)
Net income                                                        55,811                 47,877               16.6


AT PERIOD END (MILLIONS)
Total assets                                                   $   7,659              $   7,787               (1.6)%
Total earning assets                                               7,233                  7,356               (1.7)
Total loans                                                        5,299                  5,226                1.4
Total deposits                                                     5,267                  5,482               (3.9)
Total shareholders' equity                                           650                    634                2.5


AVERAGE BALANCES (MILLIONS)
Total assets                                                   $   7,693              $   7,693               (0.0)%
Total earning assets                                               7,267                  7,271               (0.1)
Total loans                                                        5,238                  5,259               (0.4)
Total deposits                                                     5,415                  5,728               (5.5)
Total shareholders' equity                                           636                    634                0.4
Shareholders' equity / assets                                       8.27%                  8.24%               0.4


PER COMMON SHARE DATA
Net Income:
      Basic                                                    $    1.29              $    1.10               17.3%
      Diluted                                                       1.28                   1.10               16.4
Dividends                                                          0.855                  0.855                0.0

Market Value:
      High                                                     $   34.00              $   28.17               20.7
      Low                                                          28.31                  21.72               30.3
      Close                                                        32.57                  26.41               23.3
Book value                                                         15.03                  14.67                2.4
Tangible book value                                                13.43                  13.00                3.3
Shares outstanding, end of period (000)                           43,234                 43,220                0.0


PERFORMANCE RATIOS  (ANNUALIZED)
Net interest margin (FTE) (1)                                       4.00%                  4.17%              (4.1)%
Return on average assets                                            0.97                   0.83               16.9
Return on average shareholders' equity                             11.72                  10.10               16.0
Net loans charged off as a percent of average loans                 0.41                   0.97              (57.7)


(1) Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $10,068,000 and $10,120,000 for the nine months ended September 30, 2004 and 2003, respectively, based on a tax rate of 35%.

N/M - not meaningful



NONINTEREST INCOME AND NONINTEREST EXPENSE (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

                                                                                    Quarter Ended
                                                  ---------------------------------------------------------------------------------

                                                   Sept 30           June 30            Mar 31            Dec 31            Sept 30
(in thousands)                                       2004              2004              2004              2003               2003
                                                  --------          --------           --------          --------          --------
NONINTEREST INCOME:
Service charges on deposit accounts               $  9,196          $  9,069           $  8,042          $  8,074          $  7,703
Trust fees                                           4,222             4,528              4,310             4,615             4,368
Mortgage and other loan income                       1,750             3,047              2,256             2,079             5,404
Brokerage and investment fees                        1,719             2,651              1,782             1,705             2,333
Bankcard fees                                          853               911                783               732               761
Gain on sale of Illinois bank subsidiary            11,650                --                 --                --                --
Other income                                         5,158             4,650              5,339             4,424             4,443
                                                  --------          --------           --------          --------          --------
Total fees and other income                         34,548            24,856             22,512            21,629            25,012
Investment securities gains (losses)                   534            (2,053)                --                 2                42
                                                  --------          --------           --------          --------          --------
TOTAL NONINTEREST INCOME                          $ 35,082          $ 22,803           $ 22,512          $ 21,631          $ 25,054
                                                  ========          ========           ========          ========          ========

NONINTEREST EXPENSE:
Salaries and employee benefits                    $ 32,649          $ 33,185           $ 31,939          $ 29,774          $ 31,036
Occupancy                                            4,859             4,922              5,342             5,112             4,328
Professional services                                4,131             4,281              3,928             5,202             4,946
Equipment                                            3,486             3,668              3,642             3,989             4,060
Data processing services                             3,192             3,440              3,646             3,145             3,225
Advertising and public relations                     2,090             2,038              2,145             1,719             1,395
Postage and delivery                                 1,516             1,862              1,556             1,796             1,739
Telephone                                            1,543             1,451              1,534             1,314             1,169
Other loan fees                                        384             1,631              1,129             1,192             1,360
Stationery and supplies                                947               916                842             1,256               911
Prepayment penalty on FHLB advances                 17,959                --                 --                --                --
Other expense                                        6,217             4,749              4,831             5,947             5,431
                                                  --------          --------           --------          --------          --------
TOTAL NONINTEREST EXPENSE                         $ 78,973          $ 62,143           $ 60,534          $ 60,446          $ 59,600
                                                  ========          ========           ========          ========          ========




AVERAGE BALANCES, YIELDS AND RATES

                                                                                    THREE MONTHS ENDED

                                                                   SEPTEMBER 30, 2004                   JUNE 30, 2004

                                                                AVERAGE          AVERAGE           AVERAGE          AVERAGE
(in thousands)                                                  BALANCE          RATE (1)          BALANCE          RATE (1)
                                                                -------          --------          -------          --------
EARNING ASSETS
  Money market investments                                    $     2,592          0.57%         $     1,904          0.38%
  Investment securities (3):
    Taxable                                                     1,491,699          4.11            1,579,623          4.06
    Tax-exempt                                                    426,893          7.56              427,115          7.61
  Mortgage loans held for sale                                     21,640          6.35               43,839          6.10
  Loans:
    Commercial                                                  2,829,373          5.50            2,900,981          5.38
    Real estate                                                   489,608          5.73              483,023          5.74
    Direct consumer                                             1,124,344          5.57            1,114,663          5.51
    Indirect consumer                                             824,030          6.66             769,978           6.73
                                                              -----------                       ------------

      Total earning assets                                      7,210,179          5.49            7,321,126          5.41
NONEARNING ASSETS
  Cash and due from banks                                         170,013                            161,584
  Investment security fair value adjustment                        24,664                             17,220
  Other nonearning assets                                         388,601                            394,071
  Allowance for loan losses                                      (124,197)                          (125,200)
                                                              -----------                       ------------
      Total assets                                            $ 7,669,260                        $ 7,768,801
                                                              ===========                       ============
INTEREST-BEARING LIABILITIES
  Deposits:
    Interest-bearing demand                                   $ 1,269,994          0.76          $ 1,315,875          0.72
    Savings deposits                                            1,493,434          0.84            1,383,164          0.64
    Time deposits                                               1,634,243          2.44            1,818,784          2.50
  Short-term borrowings                                           694,850          1.55              687,927          1.05
  Long-term debt                                                  923,476          3.62              935,479          3.64
                                                              -----------                       ------------
      Total interest-bearing liabilities                        6,015,997          1.77            6,141,229          1.71

NONINTEREST-BEARING LIABILITIES AND  SHAREHOLDERS' EQUITY
  Noninterest-bearing demand                                      938,155                            917,203
  Other liabilities                                                77,905                             82,768
  Shareholders' equity                                            637,203                            627,601
                                                             ------------                       ------------
      Total liabilities and shareholders' equity              $ 7,669,260                        $ 7,768,801
                                                             ============                       ============

INTEREST SPREAD                                                                    3.72%                              3.70%
Contribution of noninterest bearing sources of funds                               0.30                               0.28
                                                                                   ----                               ----
NET INTEREST INCOME AS A PERCENT OF EARNING ASSETS                                 4.02%                              3.98%




AVERAGE BALANCES, YIELDS AND RATES

                                                                   THREE MONTHS ENDED

                                                                   SEPTEMBER 30, 2003

                                                                AVERAGE         AVERAGE
(in thousands)                                                BALANCE (2)      RATE (1)(2)
                                                              -----------      -----------
EARNING ASSETS
  Money market investments                                    $     3,927          0.30%
  Investment securities (3):
    Taxable                                                     1,526,583          3.73
    Tax-exempt                                                    401,302          7.76
  Mortgage loans held for sale                                    234,793          5.26
  Loans:
    Commercial                                                  3,049,878          5.55
    Real estate                                                   481,337          6.34
    Direct consumer                                               937,133          6.20
    Indirect consumer                                             714,302          7.16
                                                             ------------
      Total earning assets                                      7,349,255          5.57
NONEARNING ASSETS
  Cash and due from banks                                         183,214
  Investment security fair value adjustment                        28,909
  Other nonearning assets                                         375,185
  Allowance for loan losses                                      (124,964)
                                                             ------------
      Total assets                                            $ 7,811,599
                                                             ============
INTEREST-BEARING LIABILITIES
  Deposits:
    Interest-bearing demand                                   $ 1,334,765          0.74
    Savings deposits                                            1,332,519          0.55
    Time deposits                                               2,054,257          2.81
  Short-term borrowings                                           561,427          1.03
  Long-term debt                                                  937,941          3.48
                                                             ------------
      Total interest-bearing liabilities                        6,220,909          1.82

NONINTEREST-BEARING LIABILITIES AND  SHAREHOLDERS' EQUITY         888,440
  Noninterest-bearing demand                                       82,150
  Other liabilities                                               620,100
  Shareholders' equity                                       ------------
                                                              $ 7,811,599
      Total liabilities and shareholders' equity             ============

                                                                                   3.75%
INTEREST SPREAD                                                                    0.28
Contribution of noninterest bearing sources of funds                               ----
                                                                                   4.03%
NET INTEREST INCOME AS A PERCENT OF EARNING ASSETS






                                                                                     NINE MONTHS ENDED SEPTEMBER 30,

                                                                                 2004                             2003

                                                                           AVERAGE     AVERAGE        AVERAGE       AVERAGE
(in thousands)                                                             BALANCE     RATE (1)      BALANCE (2)  RATE (1)(2)
                                                                           -------     --------      -----------  -----------
EARNING ASSETS
  Money market investments                                             $     2,159       0.49%      $    14,137       0.97%
  Investment securities (3):
    Taxable                                                              1,533,232       4.07         1,359,305       4.49
    Tax-exempt                                                             425,205       7.61           401,022       7.82
  Mortgage loans held for sale                                              32,463       5.97           185,891       5.54
  Loans:
    Commercial                                                           2,883,448       5.43         3,155,940       5.72
    Real estate                                                            489,646       5.74           538,880       6.30
    Direct consumer                                                      1,093,297       5.59           895,155       6.56
    Indirect consumer                                                      777,908       6.75           668,772       7.45
                                                                       -----------                  -----------
      Total earning assets                                               7,237,358       5.46         7,219,102       5.90
NONEARNING ASSETS
  Cash and due from banks                                                  164,142                      172,681
  Investment security fair value adjustment                                 29,624                       51,598
  Other nonearning assets                                                  386,576                      368,973
  Allowance for loan losses                                               (125,008)                    (119,411)
                                                                       -----------                  -----------
      Total assets                                                     $ 7,692,692                  $ 7,692,943
                                                                       ===========                  ===========
INTEREST-BEARING LIABILITIES
  Deposits:
    Interest-bearing demand                                            $ 1,314,645       0.74       $ 1,312,898       0.94
    Savings deposits                                                     1,388,673       0.68         1,352,398       0.73
    Time deposits                                                        1,802,073       2.50         2,192,473       3.03
  Short-term borrowings                                                    630,578       1.22           418,967       1.12
  Long-term debt                                                           932,511       3.61           835,990       3.69
                                                                       -----------                  -----------
      Total interest-bearing liabilities                                 6,068,480       1.74         6,112,726       2.03

NONINTEREST-BEARING LIABILITIES AND  SHAREHOLDERS' EQUITY
  Noninterest-bearing demand                                               909,293                      870,039
  Other liabilities                                                         78,593                       76,073
  Shareholders' equity                                                     636,326                      634,105
                                                                       -----------                  -----------

      Total liabilities and shareholders' equity                       $ 7,692,692                  $ 7,692,943
                                                                       ===========                  ===========

INTEREST SPREAD                                                                          3.72%                        3.87%
Contribution of noninterest bearing sources of funds                                     0.28                         0.30
                                                                                         ----                         ----
NET INTEREST INCOME AS A PERCENT OF EARNING ASSETS                                       4.00%                        4.17%

(1) Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2) Certain amounts have been reclassified to conform with current year presentation.

(3) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

NONPERFORMING ASSETS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

                                                                                   Quarter Ended
                                                         -----------------------------------------------------------------
                                                         Sept 30        June         Mar 31         Dec 31         Sept 30
(in thousands)                                             2004         2004          2004           2003            2003
                                                         --------     --------      --------       --------       --------
Commercial(1)
     Commercial                                          $ 13,491     $ 18,066      $ 24,359       $ 37,171       $ 51,158
     Commercial real estate                                12,290       14,982        15,310         16,385         17,379
     Small business                                         2,916        2,749         2,052          1,603          1,648
                                                         --------     --------      --------       --------       --------
       Total commercial                                    28,697       35,797        41,721         55,159         70,185
Consumer:
     Direct                                                 3,682        4,042         3,471          3,177          3,291
     Indirect                                               1,158          655         1,087          1,247          1,625
Mortgage                                                    8,169        7,697         8,286          9,161          8,177
Loans 90 days or more past due and still accruing             324          298           201            345            601
Restructured loans                                             52           52            52             --             --
                                                         --------     --------      --------       --------       --------
     Total Nonperforming Loans                             42,082       48,541        54,818         69,089         83,879
Other Reposessed Assets Acquired                           10,303        9,673         7,592          7,943          7,350
                                                         --------     --------      --------       --------       --------
     Total Nonperforming Assets                          $ 52,385     $ 58,214      $ 62,410       $ 77,032       $ 91,229
                                                         ========     ========      ========       ========       ========



  (1)Changes in commercial nonperforming loans for the quarter (in millions):
                                             Inflows     $   22.3     $   17.3      $   11.7      $   17.8        $   21.1
                                            Outflows        (29.4)       (23.2)        (25.1)        (32.8)          (24.7)
                                                         --------     --------      --------      --------        --------
                                          Net change     $   (7.1)    $   (5.9)     $  (13.4)      $ (15.0)       $   (3.6)
                                                         ========     ========      ========      ========        ========



SUMMARY OF LOAN LOSS EXPERIENCE
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

                                                                                      Quarter Ended
                                                     -------------------------------------------------------------------------------
                                                      Sept 30           June 30          Mar 31           Dec 31           Sept 30
(in thousands)                                          2004             2004             2004             2003             2003
                                                     ---------         ---------        ---------        ---------        ---------
Allowance for loan losses - beginning of period      $ 123,805         $ 123,703        $ 123,545        $ 123,265        $ 123,302

Less: Allowance of sold bank                            (1,621)               --               --               --               --

Provision for loan losses                                4,985             4,500            7,000            8,020           10,300

Charge-offs:
     Commercial                                          2,698             2,982            5,703            7,323            9,539
     Commercial real estate                              1,763             1,918            1,151            2,276            1,531
     Small business                                        518               167              218              551              348
                                                     ---------         ---------        ---------        ---------        ---------
     Total commercial                                    4,979             5,067            7,072           10,150           11,418
     Real estate mortgage                                  324               305              193              320              213
     Consumer - Direct                                   1,471             1,220            1,630            1,388            1,628
     Consumer - Indirect                                 1,888             1,630            1,891            2,580            1,941
                                                     ---------         ---------        ---------        ---------        ---------
     Total charge-offs                                   8,662             8,222           10,786           14,438           15,200
                                                     ---------         ---------        ---------        ---------        ---------

Recoveries:
     Commercial                                          2,315             2,202            2,332            4,452            2,882
     Commercial real estate                                339               225              432              927              595
     Small business                                         29               107               17              165              139
                                                     ---------         ---------        ---------        ---------        ---------
     Total commercial                                    2,683             2,534            2,781            5,544            3,616
     Real estate mortgage                                   34                23               13               --               27
     Consumer - Direct                                     342               560              438              461              504
     Consumer - Indirect                                   618               707              712              693              716
                                                     ---------         ---------        ---------        ---------        ---------
     Total recoveries                                    3,677             3,824            3,944            6,698            4,863
                                                     ---------         ---------        ---------        ---------        ---------

Net charge-offs                                          4,985             4,398            6,842            7,740           10,337
                                                     ---------         ---------        ---------        ---------        ---------

Allowance for loan losses - end of period            $ 122,184         $ 123,805        $ 123,703        $ 123,545        $ 123,265
                                                     =========         =========        =========        =========        =========

Reserve for loan commitments - end of period         $   2,630         $   3,000        $   2,757        $   2,690        $   2,690
                                                     =========         =========        =========        =========        =========



                                              For the Quarter Ended September 30, 2004

                                                              Consumer -     Consumer -
                              Commercial     Real estate        Direct        Indirect          Total
                              ----------     -----------      ----------     ----------        ------
Charge-offs:
     Michigan                   $1,869          $  146          $1,168          $1,888          $5,071
     Wisconsin                   2,922             100             231              --           3,253
     Iowa                          188              78              72              --             338
     Illinois                       --              --              --              --              --
                                ------          ------          ------          ------          ------
     Total charge-offs           4,979             324           1,471           1,888           8,662
                                ------          ------          ------          ------          ------

Recoveries:
     Michigan                    1,195              --             272             615           2,082
     Wisconsin                   1,271              18              47              --           1,336
     Iowa                           76              16              20              --             112
     Illinois                      141              --               3               3             147
                                ------          ------          ------          ------          ------
     Total recoveries            2,683              34             342             618           3,677
                                ------          ------          ------          ------          ------

Net charge-offs                 $2,296          $  290          $1,129          $1,270          $4,985
                                ======          ======          ======          ======          ======


                                               For the Nine Months Ended September 30, 2004

                                                                Consumer -      Consumer -
                              Commercial      Real estate         Direct         Indirect           Total
                              ----------      -----------       ----------      ----------         -------
Charge-offs:
     Michigan                  $ 6,506          $   312          $ 3,201          $ 5,409          $15,428
     Wisconsin                   8,708              327              752               --            9,787
     Iowa                        1,287              183              312               --            1,782
     Illinois                      617               --               56               --              673
                               -------          -------          -------          -------          -------
     Total charge-offs          17,118              822            4,321            5,409           27,670
                               -------          -------          -------          -------          -------

Recoveries:
     Michigan                    4,024                9              935            2,015            6,983
     Wisconsin                   3,325               31              300               --            3,656
     Iowa                          400               30               70               --              500
     Illinois                      249               --               35               22              306
                               -------          -------          -------          -------          -------
     Total recoveries            7,998               70            1,340            2,037           11,445
                               -------          -------          -------          -------          -------

Net charge-offs                $ 9,120          $   752          $ 2,981          $ 3,372          $16,225
                               =======          =======          =======          =======          =======